News Release

For Immediate Release:

October 9, 2013

International Barrier Technology – Overseas License Agreement

October 9, 2013 – Watkins, MN - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV) is pleased to announce it has granted a license for the manufacture and distribution of Pyrotite® products in the European Union and Russia.  Barrier currently manufactures its fire resistant building materials in the United States.

Pursuant to the terms of the license agreement, Barrier will provide technical assistance in: the design of the licensee’s first manufacturing line; the transfer of production process technology, together with associated trade secrets and know-how; and, materials acquisition criteria for such a production facility.  The license agreement provides for the payment to Barrier by the Licensee of a minimum annual royalty during the term of the agreement with an advance royalty payment on execution.  The agreement contemplates the Licensee developing additional production facilities over the term of the license and making additional royalty payments to Barrier based on these plants production.

The license agreement follows standard licensing protocol, which allows for the audit of the manufacturing process and financial revenue information.

Specific terms of the licence agreement are not being disclosed for competitive and confidentiality reasons.

“The need for tested and reliable fire-rated building products is expanding worldwide as more and more countries become aware of the importance of designing buildings to improve fire resistance,” states Dr. Michael Huddy, Barrier CEO and Director. “Barrier has been working toward creating viable partnerships outside of North America, particularly in Europe, China and Australia, for a number of years. This license agreement is a significant step toward creating additional markets for Pyrotite® technology outside of the U.S. and another validation of the technology’s enduring value and applicability.“

About International Barrier Technology Inc.

International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire-resistant building materials branded as LP® FlameBlock® Fire-Rated OSB Sheathing and Mule-Hide FR Deck Panel. Barrier's award-winning fire-resistant wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact.  Barrier's family of products provides customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction.  For more information please visit: www.intlbarrier.com.

INTERNATIONAL BARRIER TECHNOLOGY INC.

_______________________

Michael D. Huddy

President, Director

NEITHER TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Melissa McElwee, CFO

International Barrier Technology

(800) 638-4570

mmcelwee@intlbarrier.com

For more information please visit:

www.intlbarrier.com

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA

Tel: 800-638-4570  •  Email: mmcelwee@intlbarrier.com